Exhibit 23.2



                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-16939) pertaining to the 1994 Incentive Plan of Clean Diesel Technologies, Inc., of our report dated January 24, 2003 with respect to the financial statements of Clean Diesel Technologies Inc., as of December 31, 2002, and for each of the two years in the period ended December 31, 2002 included in the Annual Report (Form 10-K) for the year ended December 31, 2003.



/s/ Ernst & Young LLP

Stamford, Connecticut
March 24, 2004





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